Exhibit 99.1

EcoloCap Solutions Inc. Switches Trading Platforms

Barrington IL, August 1, 2012. EcoloCap Solutions Inc. announces that its shares are now trading under the same trading symbol ECOS but on the OTCQB (http://www.otcmarkets.com) an inter-dealer quotation system for publicly traded companies that are current in their SEC required filings.

The OTCQB is owned by a private company, OTC Market Groups, Inc., which distinguishes its trading platform from the OTCBB on the basis of being more efficient by being an electronic trading platform rather than telephonic, and being less expensive for market makers. EcoloCap learned that many market makers have stopped listing stocks for quotation on the OTCBB as a result of the costs involved in such market making activities. EcoloCap benefits from the participation of a large number of market makers on the OTCQB.

EcoloCap is one of over 1,000 other companies that were previously quoted for trading on the OTCBB that were delisted because of the absence of a market maker on that system without direct notification from FINRA.

EcoloCap is currently evaluating whether or not to engage a market maker to have it file a Form 211 with FINRA which will allow its shares to be traded again on the OTCBB,.  EcoloCap is concerned with the future direction of the OTCBB in light of announcements regarding its proposed sale to a U.S. broker/dealer, Rodman & Renshaw.

EcoloCap remains current in all its required SEC filings and with regulators.

About The Company: EcoloCap Solutions Inc. (OTCBB: ECOS) is focused on technologies utilizing advanced nanotechnology to design, develop, manufacture and sell alternative energy products.  http://www.ecolocap.com

Forward looking statement:
This press release may contain statements of a forward-looking nature regarding future events. These statements are only predictions, and actual events may differ materially. Please refer to documents EcoloCap Solutions Inc. files from time to time with the Securities and Exchange Commission for a discussion of certain factors that could cause actual results to differ materially from those contained in the forward-looking statements.

Contact:
EcoloCap Solutions Inc.
1250 South Grove Avenue, Suite 308
Barrington, Illinois 60010
866-479-7041
Info@EcoloCap.com